Exhibit 99.1

LHC Group Announces First Quarter 2018 Financial Results

Reports Diluted EPS of $0.28 and Adjusted Diluted EPS of $0.63

Affirms 2018 Guidance and Expected Double-Digit Accretion from Merger with Almost Family

LAFAYETTE, La.--(BUSINESS WIRE)--May 2, 2018--LHC Group, Inc. (NASDAQ: LHCG) announced its financial results for the three months ended March 31, 2018.

Financial Results for the First Quarter of 2018

  Net service revenue increased 19.2% to $291.1 million compared with $244.2 million in the first quarter of 2017.(1)
  Net income attributable to LHC Group’s common stockholders was $5.0 million compared with $9.5 million in the first quarter of 2017, or $0.28 per diluted share compared with $0.53 per diluted share in the first quarter of 2017.
  Adjusted net income attributable to LHC Group’s common stockholders was $11.3 million, or $0.63 per diluted share, compared with $9.5 million, or $0.53 per diluted share, in the first quarter of 2017, for an increase of 18.9%.
  Adjusted results for the first quarter of 2018 exclude merger and other costs of $6.3 million after tax, or $0.35 per diluted share.(2)
  Total organic growth in home health admissions was 6.7%.
  Total organic revenue growth in home health was 9.0%.
  Total organic growth in hospice admissions was 4.6%.

(1) See “Reconciliation of Revenue After Adoption of ASU 2014-09” on page 9.
(2) See “Reconciliation of Non-GAAP Measures – Adjusted net income attributable to LHC Group” to GAAP results on page 9.

Operational and Strategic Highlights

  LHC Group quality and patient satisfaction results continue to exceed the national average with 98% of its same store locations having CMS Quality Star ratings of four stars or greater.
  Completed the merger with Almost Family, Inc., creating one of the largest and highest quality providers of in-home healthcare in the country with an expanded geographic service territory which now includes 37 states, covers over 60% of the U.S. population aged 65 and over and the only national home health, hospice and personal care provider with a long track record of successfully partnering with hospitals and health systems.
  Entered into a new $500 million five-year senior secured credit facility on April 1 led by JPMorgan Chase Bank, which includes an additional $200 million accordion expansion feature.

Commenting on the results, Keith G. Myers, LHC Group’s chairman and Chief Executive Officer, said, “As the partner of choice for leading health systems and hospitals across the country, we are proud to continue our record of outstanding quality measures as we fulfill the critical needs of our communities and partners for in-home healthcare. The attention to detail we bring daily in a clinical setting is evident in our quality scores as well as the preparation and diligence we have demonstrated with the ongoing integration of over 780 locations across the country. We have only begun to tap into the true potential of a much larger national in-home healthcare platform, and I am confident we will continue to see much more in the way of execution, service delivery, the capturing of synergies and the scaling of relationships with our provider partners.”

Mr. Myers concluded, “Our acquisition and joint venture pipeline remains robust. Based on the early success with the Almost Family integration and the ability to seamlessly integrate other acquisitions, we remain laser-focused on M&A as a key component of our overall growth strategy. The value proposition enhanced by a full spectrum of post-acute care is an important differentiator we can offer prospective partners. We also expect to generate additional organic growth and expanded capabilities through co-locating our service lines in markets we serve and capitalizing on the relatively untapped potential of our healthcare innovations segment.”

Almost Family Merger

The merger of LHC Group and Almost Family was effective on April 1, 2018. Each share of Almost Family common stock was automatically converted into the right to receive 0.9150 of a share of LHC Group common stock, resulting in approximately 31.2 million total shares of common stock outstanding for the combined company. Over the course of the next 12 to 18 months, the approximately 30,000 employees of LHC Group will be integrated into one “house of brands” with a shared culture based on an aligned vision, collaboration and commitment to quality local healthcare.

Fiscal Year 2018 Guidance

The Company re-affirmed its guidance for fiscal year 2018 previously issued on April 2, 2018 in conjunction with completion of the merger and inclusion of Almost Family’s financial results for the final three quarters of 2018. The guidance now includes the recent adoption of ASU 2014-09 regarding revenue recognition, which has an impact of approximately $22 million to $30 million on previously projected net service revenues but no effect on earnings per share. Net service revenue is expected to be in a range of $1.81 billion to $1.86 billion, and adjusted earnings per diluted share is expected to be in a range of $3.45 to $3.55. The guidance assumes the following:

(1) The Company expects to achieve a total of $25 million in pre-tax synergies with $8 million to $12 million realized in 2018;
(2) An estimated effective tax rate of 28% to 29%, which reflects the positive impact from passage of the Tax Cuts and Jobs Act of 2017; and
(3) Weighted average diluted shares of approximately 28.0 million.

Commenting on the 2018 outlook, Joshua L. Proffitt, LHC Group’s Chief Financial Officer, added, “Our strong start to the year, with solid organic growth and 19% adjusted earnings growth, is a direct result of a company-wide commitment to delivering the highest quality service to our patients, families and communities we are privileged to serve. We are squarely on pace to achieve the accelerated growth projected for 2018 and the double-digit accretion from our merger with Almost Family.”

The Company’s guidance ranges do not take into account the impact of future reimbursement changes, if any, future acquisitions, if made, de novo locations, if opened, or future legal expenses, if necessary. The adjusted earnings guidance for 2018 is presented on a non-GAAP basis, as it does not include the impact of transaction related costs, integration related expenses or other expenses related to the merger or other acquisitions. Given the difficulty in predicting the future amount and timing of merger related expenses, the Company cannot reasonably provide a full reconciliation of its fiscal year 2018 adjusted earnings per share guidance to GAAP earnings per share.

Conference Call

LHC Group will host a conference call on Thursday, May 3, 2018, at 11:00 a.m. Eastern time to discuss its first quarter 2018 results. The toll-free number to call for this interactive teleconference is (866) 393-1608 (international callers should call (973) 890-8327). A telephonic replay of the conference call will be available through midnight on May 10, 2018, by dialing (855) 859-2056 (international callers should call (404) 537-3406) and entering confirmation number 8398673.

A live broadcast of LHC Group’s conference call will be available under the Investor Relations section of the Company’s website, www.LHCgroup.com. A one-year online replay will be available approximately an hour following the conclusion of the live broadcast.

About LHC Group, Inc.

LHC Group, Inc. is a national provider of in-home healthcare services and innovations, providing quality, value-based healthcare to patients primarily within the comfort and privacy of their home or place of residence. LHC Group’s services cover a wide range of healthcare needs for patients and families dealing with illness, injury, or chronic conditions. The Company’s approximately 30,000 employees deliver home health, hospice, personal care services, and facility-based services from more than 780 locations in communities in 37 states. Through its healthcare innovations business, LHC Group drives increased utilization of home healthcare and enhances patient and caregiver engagement. LHC Group is the preferred in-home healthcare partner for 76 health systems, consisting of 336 leading hospitals around the country.

Forward-looking Statements

This press release contains “forward-looking statements” (as defined in the Securities Litigation Reform Act of 1995) regarding, among other things, future events or the future financial performance of the Company, or anticipated benefits of the transaction. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” “will,” “estimates,” “may,” “could,” “should” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to: our 2018 revenue and earnings guidance, statements about the benefits of the merger, including anticipated earnings accretion, synergies and cost savings and the timing thereof; the Company’s plans, objectives, expectations, projections and intentions; and other statements relating to the transaction that are not historical facts. Forward-looking statements are based on information currently available to the Company and involve estimates, expectations and projections. Investors are cautioned that all such forward-looking statements are subject to risks and uncertainties, and important factors could cause actual events or results to differ materially from those indicated by such forward-looking statements. With respect to the merger, these risks, uncertainties and factors include, but are not limited to: the risk that the businesses will not be integrated successfully; the risk that the cost savings, synergies and growth from the transaction may not be fully realized or may take longer to realize than expected; the diversion of management time on integration-related issues; the risk that costs associated with the integration of the businesses are higher than anticipated; and litigation risks related to the transaction. With respect to the Company’s businesses, these risks, uncertainties and factors include, but are not limited to: changes in, or failure to comply with, existing government regulations that impact the Company’s businesses; legislative proposals for healthcare reform; the impact of changes in future interpretations of fraud, anti-kickback, or other laws; changes in Medicare and Medicaid reimbursement levels; changes in laws and regulations with respect to Accountable Care Organizations; changes in the marketplace and regulatory environment for Health Risk Assessments; decrease in demand for the Company’s services; the potential impact of the transaction on relationships with customers, joint venture and other partners, competitors, management and other employees, including the loss of significant contracts or reduction in revenues associated with major payor sources; ability of customers to pay for services; risks related to any current or future litigation proceedings; potential audits and investigations by government and regulatory agencies, including the impact of any negative publicity or litigation; the ability to attract new customers and retain existing customers in the manner anticipated; the ability to hire and retain key personnel; increased competition from other entities offering similar services as offered by the Company; reliance on and integration of information technology systems; ability to protect intellectual property rights; impact of security breaches, cyber-attacks or fraudulent activity on the Company’s reputation; the risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings; the risks associated with the Company’s expansion strategy, the successful integration of recent acquisitions, and if necessary, the ability to relocate or restructure current facilities; and the potential impact of an economic downturn or effects of tax assessments or tax positions taken, risks related to goodwill and other intangible asset impairment, tax adjustments, anticipated tax rates, benefit or retirement plan costs, or other regulatory compliance costs.

Many of these risks, uncertainties and assumptions are beyond the Company’s ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the information currently available to the Company on the date they are made, and the Company does not undertake any obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. The Company does not give any assurance (1) that the Company will achieve its guidance or expectations, or (2) concerning any result or the timing thereof. All subsequent written and oral forward-looking statements concerning the transaction or other matters and attributable to the Company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

LHC GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share data)

	Mar. 31, 2018	Dec. 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash	$9,345	$2,849
Receivables:
Patient accounts receivable	168,079	161,898
Other receivables	4,377	3,163
Amounts due from governmental entities	830	830
Total receivables	173,286	165,891
Prepaid income taxes	4,548	7,006
Prepaid expenses	12,868	13,042
Other current assets	8,302	12,177
Total current assets	208,349	200,965
Property, building and equipment, net of accumulated depreciation of $46,195 and $43,565, respectively	46,249	46,453
Goodwill	396,642	392,601
Intangible assets, net of accumulated amortization of $13,482 and $13,041, respectively	134,842	134,610
Other assets	19,241	19,073
Total assets	$805,323	$793,702

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$51,803	$39,750
Salaries, wages, and benefits payable	56,497	44,747
Self-insurance reserve	13,598	12,450
Current portion of long-term debt	222	286
Amounts due to governmental entities	4,008	5,019
Total current liabilities	126,128	102,252
Deferred income taxes	25,540	27,466
Revolving credit facility	125,000	144,000
Total liabilities	276,668	273,718
Noncontrolling interest – redeemable	13,888	13,393
Stockholders’ equity:
LHC Group, Inc. stockholders’ equity:
Preferred stock – $0.01 par value: 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock – $0.01 par value; 40,000,000 shares authorized; 22,820,431 and 22,640,046 shares issued in 2018 and 2017, respectively	228	226
Treasury stock – 4,947,276 and 4,890,504 shares at cost, respectively	(45,716)	(42,249)
Additional paid-in capital	126,348	126,490
Retained earnings	369,396	364,401
Total LHC Group, Inc. stockholders’ equity	450,256	448,868
Noncontrolling interest – non-redeemable	64,511	57,723
Total equity	514,767	506,591
Total liabilities and equity	$805,323	$793,702

LHC GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Amounts in thousands, except share and per share data) (Unaudited)

	Three Months Ended March 31,
	2018	2017

Net service revenue	$291,054	$244,249
Cost of service revenue	188,618	154,370
Gross margin	102,436	89,879
General and administrative expenses	92,031	72,011
Operating income	10,405	17,868
Interest expense	(1,450)	(780)
Income before income taxes and noncontrolling interest	8,955	17,088
Income tax expense	977	5,173
Net income	7,978	11,915
Less net income attributable to noncontrolling interests	2,983	2,448
Net income attributable to LHC Group, Inc.’s common stockholders	$4,995	$9,467

Earnings per share attributable to LHC Group, Inc.’s common stockholders:
Basic	$0.28	$0.54
Diluted	$0.28	$0.53

Weighted average shares outstanding:
Basic	17,789,863	17,643,463
Diluted	18,039,345	17,817,880

LHC GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands) (Unaudited)

	Three Months Ended March 31,
	2018	2017

Operating activities:
Net income	$7,978	$11,915
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	3,293	3,190
Stock-based compensation expense	1,601	1,581
Deferred income taxes	(1,926)	475
(Loss) gain on disposal of assets	(187)	152
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(7,111)	2,028
Prepaid expenses and other assets	3,881	(2,413)
Prepaid income taxes	2,458	─
Accounts payable and accrued expenses	24,859	18,524
Income taxes payable	─	164
Net amounts due to/from governmental entities	(1,011)	(985)
Net cash provided by operating activities	33,835	34,631

Investing activities:
Advanced payments on acquisitions	─	(4,487)
Purchases of property, building and equipment	(2,551)	(2,523)
Cash paid for acquisitions, primarily goodwill and intangible assets	(2,770)	(449)
Net cash used in investing activities	(5,321)	(7,459)

Financing activities:
Proceeds from line of credit	13,000	5,000
Payments on line of credit	(32,000)	(14,000)
Proceeds from employee stock purchase plan	332	256
Payments on debt	(64)	(65)
Noncontrolling interest distributions	(3,086)	(2,391)
Withholding taxes paid on stock-based compensation	(3,467)	(2,569)
Purchase of additional controlling interest	(55)	─
Sale of noncontrolling interest	3,322	114
Net cash (used in) provided by financing activities	(22,018)	(13,655)
Change in cash	6,496	13,517
Cash at beginning of period	2,849	3,264
Cash at end of period	$9,345	$16,781

Supplemental disclosures of cash flow information:
Interest paid	$1,397	$721
Income taxes paid	$792	$4,580

LHC GROUP, INC. AND SUBSIDIARIES SEGMENT INFORMATION (Amounts in thousands) (Unaudited)

	Three Months Ended March 31, 2018
	Home Health Services	Hospice Services	Community- Based Services	Facility- Based Services	Total
Net service revenue	$204,187	$42,626	$14,091	$30,150	$291,054
Cost of service revenue	130,161	28,018	10,790	19,649	188,618
General and administrative expenses	66,289	13,298	3,298	9,146	92,031
Operating income	7,737	1,310	3	1,355	10,405
Interest expense	(1,088)	(218)	(72)	(72)	(1,450)
Income (loss) before income taxes and noncontrolling interest	6,649	1,092	(69)	1,283	8,955
Income tax expense (benefit)	722	111	(15)	159	977
Net income (loss)	5,927	981	(54)	1,124	7,978
Less net income attributable to noncontrolling interests	2,236	417	21	309	2,983
Net income (loss) attributable to LHC Group, Inc.’s common stockholders	$3,691	$564	$(75)	$815	$4,995
Total assets	$530,197	$157,338	$47,819	$69,969	$805,323

	Three Months Ended March 31, 2017

	Home Health Services	Hospice Services	Community- Based Services	Facility- Based Services	Total
Net service revenue	$180,658	$35,948	$10,541	$17,102	$244,249
Cost of service revenue	112,086	23,273	7,948	11,063	154,370
General and administrative expenses	53,922	10,406	2,311	5,372	72,011
Operating income	14,650	2,269	282	667	17,868
Interest expense	(585)	(117)	(39)	(39)	(780)
Income from continuing operations before income taxes and noncontrolling interest	14,065	2,152	243	628	17,088
Income tax expense	4,253	659	83	178	5,173
Net income	9,812	1,493	160	450	11,915
Less net income attributable to noncontrolling interests	2,028	286	8	126	2,448
Net income attributable to LHC Group, Inc.’s common stockholders	$7,784	$1,207	$152	$324	$9,467
Total assets	$447,807	$126,068	$32,961	$35,889	$642,725

LHC GROUP, INC. AND SUBSIDIARIES SELECT CONSOLIDATED KEY STATISTICAL AND FINANCIAL DATA (Unaudited)

	Three Months Ended March 31,
	2018	2017
Key Data:
Home-Health Services:
Home Health
Locations	319	305
Acquired	1	22
De novo	–	–
Divested/Consolidated	(1)	–
Total new admissions	53,123	47,285
Medicare new admissions	33,028	29,819
Average daily census	45,156	41,650
Average Medicare daily census	30,362	29,057
Medicare completed and billed episodes	54,320	51,761
Average Medicare case mix for completed and billed Medicare episodes	1.09	1.07
Average reimbursement per completed and billed Medicare episodes	$2,852	$2,722
Total visits	1,495,118	1,360,088
Total Medicare visits	1,009,425	950,303
Average visits per completed and billed Medicare episodes	18.0	17.2
Organic growth:(1)
Net revenue	9.0%	8.0%
Net Medicare revenue	4.8%	4.7%
Total new admissions	6.7%	11.7%
Medicare new admissions	4.3%	7.5%
Average daily census	3.4%	4.0%
Average Medicare daily census	-0.6%	-1.1%
Medicare completed and billed episodes	-0.2%	1.5%

Community-Based Services:
Locations	16	11
Acquired	–	–
De novo	4	–
Divested/Consolidated	–	–
Average daily census	2,102	1,678
Billable hours	478,952	371,673
Revenue per billable hour	$29.87	$29.10

Hospice-Based Services:
Locations	91	73
Acquired	–	8
De novo	–	–
Divested/Consolidated	–	–
Admissions	4,054	3,052
Average daily census	3,136	2,821
Patient days	282,220	253,918
Average revenue per patient day	$154	$144

Facility-Based Services:
Long-term Acute Care
Locations	14	8
Acquired	–	–
Patient days	22,560	13,732
Average revenue per patient day	$1,248	$1,087
Occupancy rate	77.6%	81.2%

(1) Organic growth is calculated as the sum of same store plus de novo for the period divided by total from the same period in the prior year.

LHC GROUP, INC. AND SUBSIDIARIES RECONCILIATION OF REVENUE AFTER ADOPTION OF ASU 2014-09 (Amounts in thousands, Unaudited)

	Three Months Ended March 31,
	2018	2017
Net Service Revenue, pre-adoption	$295,980	$246,618
Less: Implicit price concession(1)	4,926	2,369
Net Service Revenue, post-adoption	$291,054	$244,249

RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE TO LHC GROUP, INC. (Amounts in thousands, Unaudited)

	Three Months Ended March 31,
	2018	2017
Net income attributable to LHC Group, Inc.’s common stockholders	$4,995	$9,467
Add (net of tax):
AFAM merger/acquisition expenses(2)	6,311	─
Adjusted net income attributable to LHC Group, Inc.’s common stockholders	$11,306	$9,467

RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE TO LHC GROUP, INC. PER DILUTED SHARE (Unaudited)

	Three Months Ended March 31,
	2018	2017
Net income attributable to LHC Group, Inc.’s common stockholders	$0.28	$0.53
Add (net of tax):
AFAM merger/acquisition expenses(2)	0.35	─
Adjusted net income attributable to LHC Group, Inc.’s common stockholders	$0.63	$0.53

(1) All amounts previously classified as provision for bad debts are now classified as implicit price concessions in determining the transaction price of the Company's net service revenue.

(2) Expenses associated with the merger between LHC Group and Almost Family and other prior acquisitions and joint ventures.

We have included certain financial measures in this press release, including adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share, which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC. We define adjusted net income attributable to LHC Group as net income attributable to LHC Group adjusted for the AFAM merger/acquisition costs. We define adjusted net income attributable to LHC Group per diluted share as net income attributable to LHC Group adjusted for the AFAM merger/acquisition costs divided by weighted average diluted shares outstanding.

Adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share are supplemental measures of our performance and are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). Adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share are not measures of our financial performance under GAAP and should not be considered as alternatives to net income attributable to LHC Group, net income attributable to LHC Group per diluted share or any other performance measures derived in accordance with GAAP. Our measurements of adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share may not be comparable to similarly titled measures of other companies. We have included information concerning adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present adjusted net income and adjusted net income per diluted share when reporting their results. Our presentation of adjusted net income attributable to LHC Group and adjusted net income attributable to LHC Group per diluted share should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

CONTACT:
LHC Group, Inc.
Eric Elliott, 337-233-1307
Senior Vice President of Finance
eric.elliott@lhcgroup.com